                                                                     EXHIBIT 5.1

                      [LETTERHEAD OF APPLEBY SPURLING & KEMPE]

                                                                     23 May 2001

Tyco International Ltd
The Zurich Centre
Second Floor
90 Pitts Bay Road
Pembroke HM 08
Bermuda

Dear Sirs

RE: POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-4 ON REGISTRATION STATEMENT ON
  FORM S-3

    We have acted as Bermuda counsel to Tyco International Ltd., a Bermuda company (the "Company") in connection with its filing with the United States Securities and Exchange Commission of the Post-Effective Amendment No. 1 to
Form S-4 on Post-Effective Amendment on Form S-3 (File No. 333-57850) (the "Post-Effective Amendment") with respect to the registration under the United States Securities Act of 1933, as amended, of common shares of par value US$0.20 each of the Company (the "Common Shares") deliverable from time to time following the merger of The CIT Group, Inc. ("CIT") with and into Tyco Acquisition Corp. XIX (NV) ("Tyco Acquisition"), a direct wholly-owned subsidiary of the Company, pursuant to the Agreement and Plan of Merger by and between Tyco Acquisition and CIT dated as of March 12, 2001 (the "Merger Agreement"), upon the exchange of exchangeable shares issued by CIT
Exchangeco Inc., an indirect subsidiary of CIT (the "Exchangeable Shares").

    For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (the "Documents"). The Documents numbered 3 to 9 inclusive in the Schedule are referred to in this opinion as the "Exchangeable Share Agreements".

    Unless otherwise defined herein, capitalised terms have the meanings assigned to them in the Post-Effective Amendment or in the Schedule to this opinion.

ASSUMPTIONS

    In stating our opinion we have assumed:

    (a) the authenticity, accuracy and completeness of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, notarised or photostatic copies;

    (b) the genuineness of all signatures on the documents;

    (c) the authority, capacity and power of each of the persons signing the documents which we have reviewed (other than the Directors or Officers of the Company);

    (d) that any factual statements made in any of the Documents are true, accurate and complete;

    (e) that the records which were the subject of the Company Search were complete and accurate at the time they were made and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Company Search been materially altered; and

    (f) that the records which were the subject of the Litigation Search were complete and accurate at the time they were made and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Litigation Search been materially altered.

OPINION

    Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

    (1) The Company is an exempted company incorporated with limited liability and existing under the laws of Bermuda. The Company possesses the capacity to sue and be sued in its own name and is in good standing under the laws of Bermuda.

    (2) All necessary corporate action required to be taken by the Company in connection with the issue by the Company of the Common Shares pursuant to Bermuda law has been taken by or on behalf of the Company, and all necessary approvals of Governmental authorities in Bermuda have been duly obtained for the issue by the Company of the Common Shares.

    (3) When issued and exchanged for the Exchangeable Shares pursuant to and in accordance with the terms and conditions referred to or summarised in the Resolutions, the Merger Agreement and in the Exchangeable Share Agreements and in the circumstances referred to or summarised in the Post-Effective Amendment, and upon completion of the transactions provided for in the Merger Agreement and in the Exchangeable Share Agreements, the Common Shares will be validly issued, fully paid and non-assessable shares in the capital of the Company.

    (4) The acquisition of the Common Shares by the holders of the Exchangeable Shares in accordance with the Merger Agreement and the Exchangeable Share Agreements will not breach or conflict with and will not constitute a default or violation of any of the terms or provisions of the Company's Constitutional Documents.

    (5) There are no taxes, duties or other charges payable to or chargeable by the Government of Bermuda, or any authority or agency thereof in respect of the issue of the Common Shares.

RESERVATIONS

    We have the following reservations:

    (a) We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date hereof.

    (b) In paragraph (1) above, the term "good standing" means that the Company has neither failed to make any filing with any Bermuda governmental authority nor to pay any Bermuda government fee or tax, which might make it liable to be struck off the Registrar of Companies and thereby cease to exist under the laws of Bermuda.

    (c) Any reference in this opinion to shares being "non-assessable" shall mean, in relation to fully paid shares of the Company and subject to any contrary provision in any agreement in writing between such company and the holder of such shares, that no shareholder shall be bound by an alteration to the Memorandum of Association or Bye-laws of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Company.

DISCLOSURE

    This opinion is addressed to you in connection with the filing by the Company of the Post-Effective Amendment with the United States Securities and Exchange Commission. We consent to the inclusion of this opinion as an exhibit to the Post-Effective Amendment. We also consent to the reference to our firm under the caption "Bermuda Tax Consequences" and "Legal Matters" in the Post-Effective Amendment.

    This opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

    This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully

/s/ Appleby Spurling & Kempe

                                    SCHEDULE

 1. a copy of the executed Merger Agreement;

 2. a copy of the Post-Effective Amendment No. 1 to the Form S-4 on Form S-3 Post-Effective Amendment (Registration No. 333-57850) to be filed with the Securities and Exchange Commission, as emailed to us on May 21, 2001;

 3. a copy of the Plan of Arrangement relating to the arrangement of Newcourt Credit Group Inc., including Exchangeable Share Provisions;

 4. a copy of the Voting and Exchange Trust Agreement made as of 15th day of November, 1999 between CIT Exchangeco Inc.("Exchangeco"), CIT and Montreal Trust Company of Canada (the "Trustee");

 5. a copy of the Exchangeable Share Support Agreement made as of 15th day of November, 1999 between CIT, 3026192 Nova Scotia Company ("Newco") and Exchangeco;

 6. a draft: May 4, 2001 of a Supplemental Exchangeable Share Support Agreement, between CIT, Tyco Acquisition ("CIT Holdings"), Newco and CIT Exchangeco;

 7. a draft: May 4, 2001 of a Supplemental Voting and Exchange Trust Agreement, between CIT, Exchangeco, CIT Holdings, and the Trustee;

 8. a draft: May 8, 2001 of a Tyco VE Agreement, between the Company, CIT Holdings, Exchangeco and the Trustee;

 9. a draft: May 8, 2001 of a Tyco Support Agreement between the Company, CIT Holdings, Exchangeco and the Trustee;

10. an Officer's Certificate dated 23 May 2001 issued by Mark H. Swartz, Executive Vice President and Chief Financial Officer of the Company (the "Officer's Certificate") in respect of resolutions adopted by the Board of Directors on 12 and 26 March 2001 (collectively, the "Resolutions");

11. the entries and filings shown in respect of the Company on the file of the Company maintained in the Register of Companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search done on 23 May 2001 (the "Company Search");

12. the entries and filings shown in respect of the Company in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search done on 23 May 2001 (the "Litigation Search");

13. certified copies of the Certificate of Incorporation, Memorandum of Association and Bye-laws of the Company incorporating all amendments to 27 March 2001 (collectively referred to as the "Constitutional Documents");

14. a Certificate of Compliance dated 23 May 2001, issued by the Ministry of Finance in respect of the Company;

15. a copy of the permissions dated 20 April 1999, 29 April 1999 and 11
    June 1999 given by the Bermuda Monetary Authority under the Exchange Control Act (1972) and related regulations for the issue of common shares in the capital of the Company; and

16. a copy of the Share Register of the Company as at 30 April 2001.